Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Glenn Schaeffer 702-632-6710
Les Martin 702-632-6820

Mandalay Resort Group Announces the Continued
Convertibility of its Floating Rate Senior Debentures Due 2033

LAS VEGAS, NV—April 4, 2005—Mandalay Resort Group (NYSE: MBG) today announced that its $400 million original principal amount of Floating Rate Convertible Senior Debentures due 2033 that were issued pursuant to an Indenture between Mandalay and The Bank of New York, as trustee, dated as of March 21, 2003 (as supplemented on July 26, 2004) will be convertible during the calendar quarter ending June 30, 2005 pursuant to Section 11.2 of the Indenture.  The Indenture provides that the debentures are convertible in a calendar quarter if the closing price of Mandalay’s common stock exceeds $68.76 per share (120% of the base conversion price) for at least 20 trading days of the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter, which was the case for the quarter ended March 31, 2005.  As a result, holders of the debentures may convert the debentures during the next calendar quarter ending June 30, 2005 at the conversion rate in effect on the conversion date.

Pursuant to Section 11.5 of the Indenture, upon determination of the closing date of the proposed merger of Mandalay and MGM MIRAGE, holders of the debentures will be able to surrender their debentures for conversion until fifteen days after the effective date of the merger.  Mandalay will issue a separate press release announcing the anticipated closing date and the related conversion period.  This conversion right would be in addition to the existing conversion right under Section 11.2 of the Indenture, as described above.

Upon conversion, payment is due to a holder no later than the tenth business day following the applicable conversion date.  In the event that the payment date falls after the consummation of the proposed merger, holders who convert their debentures will receive a cash settlement based on the $71.00 per share consideration payable in the merger.  The delivery to the holder of the cash due upon conversion of a debenture is deemed to satisfy Mandalay’s obligation to pay the accreted principal amount of the debenture and to satisfy the obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the applicable conversion date.  Because of this deemed satisfaction, the holder of any debenture converted after the record date for the next interest payment, but before the corresponding interest payment date, is required to pay to Mandalay an amount equal to the interest payment to be received by the holder with respect to such debenture.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.